Exhibit 15


Deloitte & Touche LLP                    Telephone:  (312) 946-3000
Two Prudential Plaza                     Facsimile:  (312) 946-2600
180 North Stetson Avenue
Chicago, Illinois  60601-6779


September 13, 1996


Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, IL  60179

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the three-month periods ended March 30, 1996 and April 1, 1995 and the three and six-month periods ended June 29, 1996 and July 1, 1995, as indicated in our reports dated May 9, 1996 and August 13, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 30, 1996 and June 29, 1996, are being used in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/S/Deloitte & Touche LLP

Deloitte & Touche LLP
Chicago, Illinois